Exhibit 99.1
Contacts:
Investor Relations
Hope Cochran
Clearwire
425-216-7974
hope.cochran@clearwire.com
Media Relations
Susan Johnston
Clearwire
425-216-7913
susan.johnston@clearwire.com
Clearwire Reports 2007 Fourth Quarter and
Full-Year Results
Consolidated Highlights
Covered POPs Increase 70% During 2007
Net Subscribers Grow 91% Over Prior Year
Fourth Quarter Service Revenues Increase 91% Over Same Quarter Last Year
Market-Level Progress
Initial Markets Subscribers Grow 42% Over Same Quarter Last Year
Fourth-Quarter Initial Markets Revenues Increase 52% Over Same Quarter Last Year
24 Markets Achieve Market EBITDA Positive Results in the Fourth Quarter
KIRKLAND, Wash. – March 4, 2008 – Clearwire Corporation (“Clearwire”) [NASDAQ: CLWR], a leading provider of wireless high-speed Internet service, today reported financial and operating results for the fourth quarter and year ended December 31, 2007.
Benjamin G. Wolff, chief executive officer of Clearwire, said, “2007 was a banner year for our company as we made significant progress in both our new market development and our existing market operations. On the new market development side of our company, progress was marked by nearly doubling the size of our network footprint, launching 14 new markets, successfully completing initial trials of the mobile WiMAX technology that we expect to deploy in the second half of this year and increasing our spectrum portfolio by more than 3 billion MHz/POPs.
“With respect to the market operations side of our business, key milestones included a year-end subscriber base of nearly 400,000, which reflects an annual growth rate of approximately 91%, more than doubling our service revenues and, most importantly, increasing the number of our operating markets that were cash flow positive on a Market EBITDA basis from four in the fourth quarter of 2006 to 24 at the end of fourth quarter 2007.
“During the year, we increased our product portfolio to include VoIP and PC cards, continuing to demonstrate that our fast, simple, portable and reliable wireless broadband service has mass market appeal. Penetration in some of our most successful markets now exceeds 20% of the homes covered by our network in these markets, despite vigorous competition,” Wolff said.

“As we move ahead in 2008, we look forward to building on the success of our residential broadband and voice services through the planned deployment of mobile WiMAX networks, which for the first time will enable customers to enjoy all that the Internet has to offer when they are both at home and away, with a simple and seamless ‘True Broadband’ experience from a single, unified wireless network,” commented Wolff.
2007 Fourth Quarter Consolidated Results
Average Revenue Per User (or ARPU) for the 2007 fourth quarter was just over $36, which was slightly below the year-ago quarter, primarily due to an increase in holiday season sales promotions and slightly higher international bad debt expense. Consolidated churn was 2.4% in the 2007 fourth quarter, while domestic churn was 2.1% in the same period.
Consolidated service revenues were $45.4 million in the quarter, versus $23.7 million for the same quarter of 2006, or a growth rate of 91%. The growth in service revenues was driven primarily by Clearwire’s rapid subscriber growth. Clearwire added 47,000 subscribers and launched two new markets in Charlotte, N.C., and Rochester, N.Y., in the fourth quarter.
Adjusted EBITDA reflected a loss of $83.1 million, versus an Adjusted EBITDA loss of $62.0 million for the same period in the prior year. The increased loss compared to the year-ago quarter was due primarily to increased sales, general and administrative (or SG&A) costs from targeted marketing efforts to create brand awareness around launches in the new markets, as well as additional Cost per Gross Addition (or CPGA) incurred to acquire new customers. Increased expenses were also attributable to an increase in headcount in support of Clearwire’s growth initiatives and other corporate initiatives related to operations support systems, billing support systems, mobile WiMAX deployment and portal services.
Capital Expenditures (or CAPEX) for the fourth quarter were $82.7 million, which exceeded the CAPEX level of $62.7 million in the same period last year. The increased CAPEX in the fourth quarter was due to the Rochester and Charlotte market launches and expenditures associated with future market deployments.
2007 Full-Year Consolidated Results
Clearwire ended 2007 with approximately 16.3 million people covered by its network in 50 domestic and international markets compared with approximately 9.6 million people in 36 markets at the end of 2006, representing an increase of approximately 70% in Clearwire’s market opportunity for the year.
Clearwire ended the year with approximately 394,000 subscribers, reflecting an increase of approximately 188,000 subscribers during the year, or a growth rate of 91%. This solid subscriber growth resulted from increased penetration in Clearwire’s established markets, as well as an expansion in the number of markets covered by its network.
Service revenues for the year ended December 31, 2007, were $151.4 million, which reflected a 124% increase over 2006 service revenues of $67.6 million. The revenue growth was driven by the 91% increase in subscribers during 2007, as well as higher year-over-year ARPU results. ARPU for 2007 was $36.81, an increase of 5% versus the 2006 full year ARPU of $35.06 for 2006. Churn increased slightly in 2007 to 2.1% from 1.9% in 2006.

Clearwire reported an Adjusted EBITDA loss of $289.0 million for the year, compared with an Adjusted EBITDA loss of $164.2 million in 2006. The expanded loss was driven by an increase in direct operating costs related to the 14 new markets Clearwire launched in 2007 and an increase in SG&A related to the new markets and other corporate initiatives in support of Clearwire’s growth, including customer acquisition costs. CPGA was essentially flat at approximately $440 due to the number and size of market launches throughout the year.
CAPEX was $361.9 million in 2007, versus $191.7 million in 2006, reflecting the increased investment in network deployments and customer premise equipment and, to a lesser extent, operations support systems, billing support systems, and mobile WiMAX development efforts.
In addition, at the beginning of 2008, Clearwire had more than 36.0 million POPs in various stages of design, development and construction, which Clearwire believes provides it with flexibility to modulate the pace of its market deployment in 2008 up or down based on the availability of required capital.
The table below summarizes Clearwire’s 2007 fourth quarter and full-year reported consolidated results, versus the 2006 fourth quarter and full-year consolidated results.
Clearwire Corporation
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended December 31st			Twelve Months Ended December 31st
	2007	2006	% Change	2007	2006	% Change
REVENUE
Service	$45,384	$23,743	91%	$151,440	$67,598	124%
Equipment	—	—		—	32,583	—

Total Revenue	45,384	23,743	91%	151,440	100,181	51%

Cost of Service	37,965	16,439	131%	107,281	50,438	113%
Cost of Equipment	—	—	—	—	19,674	—

Gross Margin	7,419	7,304	2%	44,159	30,069	47%
Gross Margin %	16%	31%		29%	30%

Selling, General and Administrative	101,210	72,137	40%	360,666	214,669	68%
Research and Development	180	420	(57%)	1,397	8,890	(84%)
Spectrum Lease Expense	39,874	8,867	350%	96,417	23,516	310%
Gain on Sale of NextNet	—	—	—	—	(19,793)	—

EBITDA Loss	(133,845)	(74,120)	81%	(414,321)	(197,213)	110%

Adjustment for Non-Cash Items	50,713	12,105	319%	125,314	32,991	280%

Adjusted EBITDA Loss	$(83,132)	$(62,015)	34%	$(289,007)	$(164,222)	76%

KEY OPERATING METRICS (k for ‘000’s, MM for ’000,000’s)
Net Subscriber Additions	47k	44k		188k	144k
Total Subscribers	394k	206k		394k	206k
ARPU	$36.09	$36.39		$36.81	$35.06
Churn	2.4%	1.9%		2.1%	1.9%
CPGA	$477	$515		$440	$441
Capital Expenditures	$82.7MM	$62.7MM		$361.9MM	$191.7MM
Covered POPS	16.3MM	9.6MM		16.3MM	9.6MM
Cash, Cash Equivalents and Investments	$1,032MM	$1,102MM		$1,032MM	$1,102MM

Note: For a definition and reconciliation of non-GAAP financial measures, including Adjusted EBITDA, ARPU, Churn, CPGA, EBITDA and Market EBITDA, please refer to the section titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” at the end of this release.

“Definition of Terms and Reconciliation of Non-GAAP Financial Measures” at the end of this release.
Market-Level Progress
Fourth Quarter Results
Clearwire believes that its market-level progress in 2007 reflects its continued focus on driving markets rapidly toward profitability.
Clearwire’s initial 25 U.S. markets, or Initial Markets, all of which commenced operations prior to 2006, achieved 42% net subscriber growth in the fourth quarter of 2007 versus the same quarter in the prior year.
The Initial Markets service revenue was $23.7 million in the fourth quarter of 2007, versus $15.5 million in the 2006 fourth quarter, reflecting a growth rate of 52%. In addition, the gross margin in the Initial Markets increased to 76% for the fourth quarter, versus a gross margin of 72% for fourth quarter of 2006. Market EBITDA for the Initial Markets was $2.6 million in the quarter, or 11% of revenue, compared to a Market EBITDA loss of $3.2 million in the year-ago quarter. The Market EBITDA improvement resulted from a consistent focus on driving economies of scale and emphasis on containing SG&A expense.
Full-Year 2007 Results
Clearwire ended the year with approximately 215,000 subscribers in its Initial Markets, reflecting an increase of approximately 64,000 subscribers for the year, or a growth rate of 42%. The Initial Markets service revenue for 2007 was $85.7 million, versus $45.7 million in 2006, yielding an 88% growth rate, which was driven primarily by the large subscriber increases. Gross margin as a percent of revenues in these markets expanded to 75%, versus 65% in 2006. This solid improvement in gross margin was driven by increased network efficiencies, as Clearwire continued to penetrate the Initial Markets and leverage its network assets. The Initial Markets generated a Market EBITDA margin of 6% for 2007, compared with a negative 56% Market EBITDA margin in 2006.
By the end of the year, 20 additional markets turned Market EBITDA positive, bringing the total number of Market EBITDA positive markets to 24 out of our 46 domestic markets in the fourth quarter.
“We are highly focused on consistently improving execution in each of our markets,” added Wolff. “Over half of our domestic markets were Market EBITDA positive, in the fourth quarter of 2007, even before any of the additional revenue streams that will be made possible by mobile WiMAX are implemented. We now have markets exceeding 30% Market EBITDA margins, which we believe demonstrates a scalable, replicable business model.”

Initial Markets Performance
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended December 31st			Twelve Months Ended December 31st
	2007	2006	% Change	2007	2006	% Change
Total Revenue	$23,662	$15,549	52%	$85,701	$45,685	88%

Gross Margin	$18,084	$11,221	61%	$64,082	$29,762	115%
Gross Margin %	76%	72%		75%	65%
Market EBITDA	$2,584	$(3,248)	180%	$5,308	$(25,678)	121%
EBITDA %	11%	(21%)		6%	(56%)

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Total Subscribers	215k	151k		215k	151k
ARPU	$37.04	$36.79		$37.25	$35.36
Churn	2.3%	1.9%		2.0%	1.8%
CPGA	$428	$431		$380	$411
Covered POPS	4.4MM	4.1MM		4.4MM	4.1MM
Number of EBITDA positive markets	21	4		21	4
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2008 Guidance Outlined
The table below sets forth Clearwire’s consolidated 2008 full-year guidance.
Consolidated Clearwire 2008 Guidance

Item	12/31/08	Percentage Increase
Covered POPs Growth	20 - 22M	23% - 35%
Subscribers	510 - 530K	29% - 35%
Revenue	$205 - $215M	36% - 42%
CAPEX	$275M - $290M	(20% - 24%)
Management Webcast
Clearwire’s senior leadership team will discuss the company’s 2007 and fourth quarter performance during a conference call and simultaneous webcast at 11 a.m. Eastern Time (8 a.m. Pacific Time) today. The call is expected to last approximately 60 minutes. To access today’s conference call, please call 888-680-0892, or outside the United States please call 617-213-4858. The conference call passcode is 78850119. The simultaneous webcast can be accessed via the Internet at http://investors.clearwire.com. The conference call will be archived and available for replay until midnight Eastern Time (9 p.m. Pacific Time), on March 18, 2008. To access the replay, please call 888-286-8010, or outside the United States please call 617-801-6888. The replay passcode is 38903556.
About Clearwire
Clearwire, founded in October 2003 by telecom pioneer Craig O. McCaw, is a provider of simple, fast, portable and reliable wireless high-speed Internet service. Clearwire customers connect to the Internet using licensed spectrum, thus eliminating the confines of traditional cable or phone lines. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 16 states across the U.S. as well as in Europe. For more information, visit www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; development, network launch, and strategic plans and objectives; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our business plan will require us to raise substantial additional financing both in the near term and over the next five years or more.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology once that technology meets certain specified performance criteria, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	Our business plan contemplates migration of our current network to a mobile WiMAX network, which is not yet commercially available, and may never be developed to our satisfaction or at all.

•	We currently depend on our commercial partners to develop and deliver the equipment for our existing and planned networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Craig McCaw and Intel Capital collectively control a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in Quarterly Report on Form 10-Q filed on November 14, 2007. Clearwire assumes no obligation to update or supplement such forward-looking statements.
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CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$876,752	$438,030
Short-term investments	67,012	663,644
Restricted cash	1,077	10,727
Restricted investments	—	69,401
Accounts receivable, net of allowance of $787 and $753	3,677	2,774
Notes receivable short-term, related party	2,134	4,409
Inventory	2,312	1,398
Prepaids and other assets	36,748	19,219

Total current assets	989,712	1,209,602
Property, plant and equipment, net	572,329	302,798
Restricted cash	11,603	117
Restricted investments	—	16,269
Long-term investments	88,632	—
Notes receivable long-term, related party	4,700	—
Prepaid spectrum license fees	457,741	241,151
Spectrum licenses and other intangible assets, net	480,003	222,980
Goodwill	35,666	30,908
Investments in equity investees	14,602	14,983
Other assets	30,981	29,565

TOTAL ASSETS	$2,685,969	$2,068,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$102,447	$108,216
Deferred rent	24,805	6,986
Deferred revenue	10,010	5,599
Due to affiliate	2	532
Current portion of long-term debt	22,500	1,250

Total current liabilities	159,764	122,583
Long-term debt, net of discount of $0 and $110,007	1,234,375	644,438
Other long-term liabilities	114,492	42,385

Total liabilities	1,508,631	809,406
MINORITY INTEREST	13,506	1,358
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, par value $0.0001, and additional paid-in capital, 350,000,000 shares authorized; Class A, 135,567,269 and 109,325,236 shares issued and outstanding	2,098,155	1,474,759
Class B, 28,596,685 shares issued and outstanding	234,376	234,376
Common stock and warrants payable	—	166
Deferred compensation	—	(116)
Accumulated other comprehensive income	17,333	6,990
Accumulated deficit	(1,186,032)	(458,566)

Total stockholders’ equity	1,163,832	1,257,609

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,685,969	$2,068,373

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2007	2006	2005
REVENUES:
Service	$151,440	$67,598	$8,451
Equipment and other	—	32,583	25,003

Total revenues	151,440	100,181	33,454
OPERATING EXPENSES:
Cost of goods and services (exclusive of a portion of depreciation and amortization shown below):
Cost of service	107,281	50,438	13,086
Cost of equipment	—	19,674	10,483
Selling, general and administrative expense	360,666	214,669	106,211
Research and development	1,397	8,890	9,639
Depreciation and amortization	84,694	40,902	11,913
Spectrum lease expense	96,417	23,516	9,356
Gain on sale of NextNet	—	(19,793)	—

Total operating expenses	650,455	338,296	160,688

OPERATING LOSS	(499,015)	(238,115)	(127,234)
OTHER INCOME (EXPENSE):
Interest income	65,736	30,429	6,605
Interest expense	(96,279)	(72,280)	(14,623)
Foreign currency gains, net	363	235	20
Loss on extinguishment of debt	(159,193)	—	—
Other-than-temporary impairment loss on investments	(35,020)	—	—
Other income, net	1,801	2,150	300

Total other expense, net	(222,592)	(39,466)	(7,698)

LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(721,607)	(277,581)	(134,932)
Income tax provision	(5,427)	(2,981)	(1,459)

LOSS BEFORE MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(727,034)	(280,562)	(136,391)
Minority interest in net loss of consolidated subsidiaries	4,244	1,503	387
Losses from equity investees	(4,676)	(5,144)	(3,946)

NET LOSS	$(727,466)	$(284,203)	$(139,950)

Net loss per common share, basic and diluted	$(4.58)	$(2.93)	$(1.97)

Weighted average common shares outstanding, basic and diluted	158,737	97,085	71,075

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASHFLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(727,466)	$(284,203)	$(139,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for uncollectible accounts	4,915	885	368
Depreciation and amortization	84,694	40,902	11,913
Amortization of prepaid license fees	37,884	6,273	2,914
Amortization of deferred financing costs and accretion of debt discount	20,707	19,754	5,279
Deferred income taxes	5,412	2,960	1,459
Share-based compensation	42,771	14,246	2,542
Minority interest	(4,244)	(1,503)	(387)
Losses from equity investees, net	4,676	5,144	3,946
Loss on extinguishment of debt	159,193	—	—
Other-than-temporary impairment loss on investments	35,020	—	—
Loss (gain) on other asset disposals	850	(1,915)	841
Gain on sale of equity investment	(2,213)	—	—
Gain on sale of business, net of cash	—	(19,793)	—
Changes in assets and liabilities, net of effects from acquisitions:
Prepaid spectrum license fees	(235,479)	(64,638)	(25,040)
Inventory	(914)	(1,913)	6,005
Accounts receivable	(5,387)	(686)	(4,306)
Prepaids and other assets	(17,841)	(10,687)	(4,445)
Accounts payable	11,198	389	14,027
Accrued expenses and other liabilities	64,619	61,447	35,309
Due to affiliate	(530)	184	(7,130)

Net cash used in operating activities	(522,135)	(233,154)	(96,655)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(361,861)	(191,747)	(132,724)
Payments for acquisitions of spectrum licenses and other	(222,920)	(67,665)	(24,279)
Purchases of short-term investments	(1,294,484)	(1,143,079)	(368,160)
Sales or maturities of short-term investments	1,760,246	575,845	350,429
Investments in equity investees	(5,293)	(2,161)	(13,737)
Issuance of notes receivable, related party	(2,000)	(4,105)	—
Restricted cash	(1,836)	(1,830)	(3,704)
Restricted investments	85,670	(30,324)	(55,346)
Business acquisitions, net of cash acquired	(7,066)	(49,576)	(27,779)
Proceeds from sale of business, net of cash	—	47,085	—
Proceeds from sale of equity investment and other assets	3,250	—	—

Net cash used in investing activities	(46,294)	(867,557)	(275,300)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock for IPO and other, net	556,005	1,030,683	139,609
Proceeds from issuance of common stock for option and warrant exercises	4,849	—	—
Proceeds from issuance of debt	1,250,000	495,350	260,346
Financing fees	(69,462)	(21,820)	(10,774)
Principal payments on long-term debt	(748,821)	—	—
Contributions from minority interests	15,000	—	—

Net cash provided by financing activities	1,007,571	1,504,213	389,181

Effect of foreign currency exchange rates on cash and cash equivalents	(420)	5,340	(636)

Net increase in cash and cash equivalents	438,722	408,842	16,590
CASH AND CASH EQUIVALENTS:
Beginning of period	438,030	29,188	12,598

End of period	$876,752	$438,030	$29,188

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as consolidated operating loss less depreciation and amortization. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization less non-cash expenses including share-based compensation expense, non-cash tower rent expense and non-cash spectrum lease expense.

	Three Months Ended December 31st		Twelve Months Ended December 31st
(in thousands)	2007	2006	2007	2006
Operating Loss	$(159,981)	$(88,650)	$(499,015)	$(238,115)
Depreciation and Amortization	26,136	14,530	84,694	40,902

EBITDA Loss	(133,845)	(74,120)	(414,321)	(197,213)
Non-Cash Items
Share-Based Compensation	14,171	5,880	42,771	14,246
Non-Cash Tower/Office Rent Expense	6,941	1,598	18,186	5,407
Non-Cash Spectrum Lease Expense	29,601	4,627	64,357	13,338

Non-Cash	50,713	12,105	125,314	32,991

Adjusted EBITDA	$(83,132)	$(62,015)	$(289,007)	$(164,222)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the company’s operating performance. We use Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash items such as share-based compensation and non-cash expenses related to long-term leases. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
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(2)	ARPU (Average Revenue per User) is service revenue, less legacy businesses revenue (businesses that were acquired through the acquisition of spectrum entities) and CPE (Customer Premise Equipment) revenue divided by the average number of subscribers in the period divided by the number of months in the period.

(in thousands)	Three Months Ended December 31st		Twelve Months Ended December 31st
	2007	2006	2007	2006
ARPU
Service Revenue	$45,384	$23,743	$151,440	$67,598
Legacy Business Revenue	(4,397)	(3,472)	(15,769)	(11,773)
CPE Revenue	(751)	(356)	(2,507)	(723)

ARPU Revenue	40,236	19,915	133,164	55,102
Average Customers	372	182	301	131
Months in Period	3	3	12	12
ARPU	$36.09	$36.39	$36.81	$35.06

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare our customer revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.
(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from our gross customer additions and therefore not included in the churn calculation.
Management uses churn to measure retention of our subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
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     (4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs divided by gross customer additions in the period.

(in thousands)	Three Months Ended December 31st		Twelve Months Ended December 31st
	2007	2006	2007	2006
CPGA
Selling, General and Administrative	$101,210	$72,137	$360,666	$214,669
G&A and Other	(66,061)	(44,181)	(244,243)	(137,779)

Total Selling Expense	35,149	27,956	116,423	76,890

Total Gross Adds	74	54	265	174
Total CPGA	$477	$515	$440	$441

Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers. Other companies may calculate this measure differently.
(5) Market EBITDA is defined as the EBITDA (see definition (1) EBITDA and Adjusted EBITDA) in the Initial Markets. This calculation does not include an allocation of corporate general and administrative expenses or spectrum lease expense.
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